Exhibit 15.14

K WAVE MEDIA LTD.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of
K Wave Media Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of K Wave Media Ltd. and its subsidiary (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, of changes in equity and of cash flows for the year ended December 31, 2024 and the period from June 22, 2023 (inception) to December 31, 2023, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and the period from June 22, 2023 (inception) to December 31, 2023 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Samil PricewaterhouseCoopers

Seoul, KOREA

May 14, 2025

We have served as the Company’s auditor since 2024.

K WAVE MEDIA LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As of December 31, 2024 and December 31, 2023

	December 31, 2024	December 31, 2023
ASSETS
Other receivables – related parties	50,000	50,000

TOTAL ASSETS	$50,000	$50,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other payables	7,256	7,256
Other payables – related parties	5,551	5,551
TOTAL LIABILITIES	$12,807	$12,807

STOCKHOLDERS’ EQUITY
Common stock	50,000	50,000
Other reserves	(1,376)	(1,376)
Accumulated deficit	(11,431)	(11,431)
Total stockholders’ equity	37,193	37,193
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,000	$50,000

The accompanying notes are an integral part of these consolidated financial statements.

K WAVE MEDIA LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the year ended December 31, 2024 and period from June 22, 2023 (inception) to December 31, 2023

	2024	For the period from June 22, 2023 (inception) to December 31, 2023
Revenue	$-	$-
Operating expenses
General and administrative expenses	-	11,431
Total operating cost and expenses	-	11,431
Loss from operations	-	(11,431)
Net loss	$-	$(11,431)

Comprehensive loss	$-	$(11,431)

Weighted average number of shares of common stock outstanding, basic and diluted	5,000,000	5,000,000
Basic and diluted net loss per share of common stock	$-	$(0.002)

The accompanying notes are an integral part of these consolidated financial statements.

K WAVE MEDIA LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the year ended December 31, 2024 and period from June 22, 2023 (inception) to December 31, 2023

	Common stock		Other	Accumulated
	Shares	Amount	Reserves	Deficit	Total
Balance, June 22, 2023 (inception)	-	$-	$-	$-	$-
Shares issued for related party receivable	5,000,000	50,000	-	-	50,000
Other reserves	-	-	(1,376)	-	(1,376)
Net loss	-	-	-	(11,431)	(11,431)
Balance, December 31, 2023	5,000,000	$50,000	$(1,376)	$(11,431)	$37,193

Balance, January 1, 2024	5,000,000	$50,000	$(1,376)	$(11,431)	$37,193
Net loss	-	-	-	-	-
Balance, December 31, 2024	5,000,000	$50,000	$(1,376)	$(11,431)	$37,193

The accompanying notes are an integral part of these consolidated financial statements.

K WAVE MEDIA LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 and period from June 22, 2023 (inception) to December 31, 2023

	2024	For the period from June 22, 2023 (inception) to December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$-	$(11,431)
Adjustments to reconcile net income to net cash used in operations:
Changes in operating assets and liabilities:
Other payables	-	7,257
Other payables – related parties	-	4,174
CASH USED IN OPERATING ACTIVITIES	-	-

CASH FLOWS FROM INVESTING ACTIVITIES	-	-
CASH USED IN INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES	-	-
CASH USED IN FINANCING ACTIVITIES	-	-

Cash and cash equivalents, beginning of period	-	-
Cash and cash equivalents, end of period	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

K WAVE MEDIA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2024 and period from June 22, 2023 (inception) to December 31, 2023

1. General Information

K Wave Media Ltd. (“the Company”), a wholly-owned subsidiary of Global Star Acquisition Inc. (“Global Star”), was incorporated on June 22 2023 and the Company’s registered office is at c/o Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands. The Company was formed for the purpose of becoming the ultimate parent company following the transactions contemplated in the Merger Agreement. The Company maintains one direct wholly owned subsidiary, GLST Merger Sub Inc. (“Merger Sub”), a Delaware corporation. Merger Sub was incorporated to facilitate the consummation of the Business Combination Agreement. As of June 30, 2024, Merger Sub had no operations. The Company and Merger Sub are together referred to as the “Group”.

Global Star entered into a merger agreement, dated as of June 15, 2023 and as amended on March 11, 2024, June 28, 2024, and July 25, 2024 (the “Merger Agreement”), which provides for a Business Combination between Global Star and K Enter Holdings, Inc., a Delaware corporation (“K Enter”). Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the stockholders of Global Star, Global Star will reincorporate to Cayman Islands by merging with and into the Company, with the Company remaining as the surviving publicly traded entity (the “Reincorporation Merger”); (ii) one (1) business day following the Reincorporation Merger, the Merger Sub will be merged with and into K Enter, resulting in K Enter being a wholly owned subsidiary of the Company.

On July 13, 2023, the Company and the Merger Sub executed a written Joinder Agreement to become parties to the Merger Agreement to comply with the terms and conditions of the Merger Agreement, accordingly, the Merger Agreement is by and among Global Star, the Company, Merger Sub, and K Enter.

As of December 31, 2024, the Company issued 5,000,000 shares of the Company’s ordinary shares. Pursuant to the Merger Agreement, the Company expects to cancel all the outstanding 5,000,000 shares of the Company’s ordinary shares as of the effective date of the Business Combination. In connection with the Reincorporation Merger, the Company expects to issue 4,178,790 ordinary shares of the Company to the stockholders of Global Star, Also, pursuant to the Merger Agreement the Company expects to issue a total of 59,000,000 ordinary shares of the Company as consideration for a total of 189,013 shares of K Enter. This consists of 101,202 shares of outstanding K Enter’s common stock, 47,013 shares of K Enter common stock to be issued to the owners of the Six Korean Entities pursuant to the equity purchase agreement based on 312.1:1 conversion ratio calculated with a foreign exchange rate of KRW 1,470.00 / USD $1.00, and 40,798 K Wave shares of common stock to be issued to the holders of K Enter’s Series A Preferred Stock and Series A-1 Preferred Stock based on the conversion of the of K Enter Series A Preferred Stock and Series A-1 Preferred Stock. The total ordinary shares of the Company to be issued to the stockholders of K Enter will be 59,000,000 ordinary shares in connection with the closing of the Business Combination. Following the consummation of all the transactions contemplated by the Business Combination, the total outstanding shares of the Company will be 63,178,790.

On February 3, 2025, shareholders of Global Star approved the proposals regarding Merger Agreement on the shareholders’ meeting. The Merger Agreement was completed on May 13, 2025, and the Company became the surviving publicly-traded entity.

2. Basis of Accounting

These consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”), on the historical cost basis, and in the presentation currency USD. All amounts are in actual USD unless otherwise stated. The costs of business operations are paid by K Enter and therefore no accounting transactions have been recorded in 2024. These consolidated financial statements were authorized for issuance by the board of directors on May 14, 2025.

The number of shares used to calculate diluted loss per share of common shares attributable to common shareholders is the same as the number of shares used to calculate basic loss per share of common shares attributable to common shareholders for the period presented because there were no potentially dilutive securities outstanding during the period.

K WAVE MEDIA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2024 and period from June 22, 2023 (inception) to December 31, 2023

The loss per share presented in the statements of operations and comprehensive loss is based on the following for the year ended December 31, 2024 and period from June 22, 2023 (inception) to December 31, 2023:

	2024	For the period from June 22, 2023 (inception) to December 31, 2023
Basic and diluted net loss per share:
Numerator
Allocation of net loss	$-	$(11,431)
Denominator:
Basic and diluted weighted average number of shares outstanding	5,000,000	5,000,000
Basic and diluted net loss per share	$-	$(0.002)

3. Material accounting policies

The material accounting policies followed by the Group in preparation of its financial statements are as follows:.

A.	New and amended standards or interpretations adopted by the Company

IAS 1 Presentation of Financial Statements - Classification of Liabilities as Current or Non-current

The amendments to IAS 1 clarify that liabilities are classified as either current or non-current, depending on the substantive rights that exist at the end of the reporting period. Classification is unaffected by the likelihood that an entity will exercise right to defer settlement of the liability or the expectations of management. Also, the settlement of liability includes the transfer of the entity’s own equity instruments, however, it would be excluded if an option to settle them by the entity’s own equity instruments if compound financial instruments is met the definition of equity instruments and recognized separately from the liability. The amendments do not have a significant impact on the financial statements.

IAS 7 Statement of Cash Flows - IFRS 7 Financial Instruments: Disclosures – Supplier finance arrangements

The amendments to IAS 7 require entity to disclose information about its supplier finance arrangements that enables users of financial statements to assess the effects of those arrangements on the entity’s liabilities and cash flows and on the entity’s exposure to liquidity risk when applying supplier finance arrangements. The amendments do not have a significant impact on the financial statements.

IFRS 16 – Lease Liability in a Sale and Leaseback

The amendments to IFRS 16 require a seller-lessee shall determine lease payments or revised lease payments in a way that the seller-lessee would not recognize any amount of the gain or loss that relates to the right of use retained by the seller-lessee when subsequently measuring lease liabilities arising from a sale and leaseback. The amendments do not have a significant impact on the financial statements.

B.	New and amended standards or interpretations not yet adopted by the Company

The following new accounting standards and interpretations that have been published that are not mandatory for December 31, 2024 reporting periods and have not been early adopted by the Company.

IAS 21 The Effects of Changes in Foreign Exchange Rates – Lack of Exchangeability

The amendments require exchangeability of two currencies should be assessed in order to clarify reporting of foreign currency transactions in the absence of normal-functioning foreign exchange market. The amendments also require applicable spot exchange rate should be determined when the assessment indicates two currencies lack exchangeability. The amendments are effective for annual reporting periods beginning on or after January 1, 2025, with early application permitted. The Company does not expect that these amendments have a significant impact on the Company’s financial statements.

K WAVE MEDIA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2024 and period from June 22, 2023 (inception) to December 31, 2023

IFRS 9 Financial Instruments - IFRS 7 Financial Instruments: Disclosures – Classification and Measurement of Financial Instruments

The amendments clarify that a financial liability is derecognised on the ‘settlement date’ and introduce an accounting policy choice to derecognise financial liabilities settled using an electronic payment system before the settlement date. Other clarifications include the classification of financial assets with ESG linked features via additional guidance on the assessment of contingent features. Clarifications have been made to non-recourse loans and contractually linked instruments. Additional disclosures are introduced for financial instruments with contingent features and equity instruments classified at fair value through OCI.

The amendments should be applied for annual periods beginning on or after January 1, 2026, and earlier application is permitted, with an option to early adopt the amendments for contingent features only. The Company does not expect that these amendments have a significant impact on the financial statements.

Annual Improvements to IFRS Accounting Standards – Volume 11

The amendments are annual improvements to the following standards:

-	IFRS 1 First-time adoption of International Financial Reporting Standards;

-	IFRS 7 Financial instruments: Disclosures;

-	IFRS 9 Financial instruments;

-	IFRS 10 Consolidated financial instruments; and

-	IAS 7 Statement of cash flows

The new standard should be applied for annual periods beginning on or after January 1, 2026, and earlier application is permitted. The Company is in review for the impact of this new standard on the financial statements.

IFRS 18 Presentation and Disclosure in Financial Statements

Items in the statement of profit or loss will need to be classified into one of five categories: operating, investing, financing, income taxes and discontinued operations. IFRS 18 requires the Company to present specified totals and subtotals: ‘Operating profit or loss’, ‘Profit or loss’ and ‘Profit or loss before financing and income taxes’. Information related to management-defined performance measures should be disclosed. IFRS 18 also provides enhanced guidance on the principles of aggregation and disaggregation which focus on grouping items based on their shared characteristics. The new standard should be applied for annual periods beginning on or after January 1, 2027, and earlier application is permitted. The Company is in review for the impact of this new standard on the financial statements.

IFRS 19 Subsidiaries without Public Accountability: Disclosures

IFRS 19 allows eligible subsidiaries to apply IFRS Accounting Standards with the reduced disclosure requirements of IFRS 19. A subsidiary may choose to apply the new standard in its consolidated, separate or individual financial statements provided that, at the reporting date, it does not have public accountability, and its parent produces consolidated financial statements under IFRS Accounting Standards. A subsidiary applying IFRS 19 is required to disclose in its explicit and unreserved statements of compliance with IFRS Accounting Standards that IFRS 19 has been adopted. The amendments should be applied for annual periods beginning on or after January 1, 2027, and earlier application is permitted. The Company does not expect that these amendments have a significant impact on the financial statements.

C.	Financial assets and Financial liabilities

Financial instruments are any form of contract that gives rise to a financial asset in one company and a financial liability or equity instrument in another company. A financial asset or financial liability is included in the balance sheet when the entity becomes a party to the contractual terms of the instrument. Other financial liabilities and other financial assets, including liabilities to and receivables from related parties, are valued at amortized cost. A financial asset is removed from the balance sheet when the contractual right to cash flow from the asset has ceased or been settled. The same applies where the risks and benefits associated with the holding are essentially transferred to another party and the entity no longer has control over the financial asset. A financial liability is derecognized when the agreed obligation has been fulfilled or ceased.

K WAVE MEDIA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2024 and period from June 22, 2023 (inception) to December 31, 2023

D.	Transaction costs in issuing equity securities, organization costs, and other service fees

When issuing common stock, incremental costs directly attributable to the equity transaction that otherwise would have been avoided are accounted for as a deduction from equity while other issuing related costs and organization costs are expensed as incurred. For the period from June 22, 2023 (inception) to December 31, 2023, $1,376 was deducted from equity while $3,882 was expensed as incurred. $7,549 service fees were expensed as incurred. $5,551 is owed to Global Star and recorded as a payable under the caption Other payables - related parties in the Group’s Consolidated Statement of Financial Position.

4. Share capital

Details of share capital as of December 31, 2024 and 2023 are as follows:

	December 31, 2024	December 31, 2023
Number of authorized shares	5,000,000	5,000,000
Value per share	$0.01	$0.01
Number of shares issued	5,000,000	5,000,000
Common shares	$50,000	$50,000

During June 2023, the Group entered into an agreement to issue 5,000,000 shares of common shares for gross proceeds of $50,000. Each ordinary share maintains one voting right. The entire amount of this equity is held by Global Star and recorded as a receivable under the caption Other receivables - related parties in the Group’s Consolidated Statements of Financial Position.

5. Subsequent Events

During January 2025, the Company entered into agreements with five investors to issue Convertible Senior Unsecured Notes (principal amount $4.5 million), contingent  upon the consummation of the business combination. The agreements include various terms and conditions, including the issuance of bonus shares by the Company and 3-year maturity with 3% annual coupon rate.

On February 3, 2025, shareholders of Global Star approved the proposals regarding Merger Agreement on the shareholders’ meeting. The Merger Agreement was completed on May 13, 2025.